Exhibit 10.7

Amendment to Selling Agreement

This Amendment to Selling Agreement (“Amendment”), which is effective as of January 1, 2009, amends that certain Selling Agreement (the “Selling Agreement”) dated April 25, 2007 by and between [*] and Investors Mortgage Holdings, Inc. (“IMH”).

Recitals

1.
Section VI.B. of the Selling Agreement provides that IMH will pay to [*] and its registered Brokers (collectively “[*]/Brokers”) a trail commission based on the amount of invested capital that remained with the IMH Secured Loan Fund, LLC (the “Fund”), which trail was to be paid in perpetuity until investor funds to which the trail related were withdrawn from the Fund.

2.
On October 6, 2008, in an effort to maintain capital for operation of the Fund, IMH, among other things, suspended the acceptance of requests for redemption by members and ceased origination of loans, which was a primary revenue source to IMH.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [*] and IMH hereby agree that Section VI.B. of the Selling Agreement is hereby deleted in its entirety and replaced by the following:

B. Additional Compensation for Broker. [*]/Brokers are also entitled to a Pro Rata Share of 50% of Net Recovery Proceeds earned and received by IMH. The term “Net Recovery Proceeds,” as used in this Section VI.B., is defined as that amount earned and received by IMH after August 1, 2009, pursuant to the Operating Agreement of the LLC, which provides that the LLC shall pay IMH 25% of late fees, penalties, or any net proceeds from the sale of a foreclosed or related asset after payment to the LLC of its principal and the contractual note rate interest due in connection with the loan or asset associated with the foreclosed asset. “Pro Rata Share,” as used in this Section VI.B., is defined as that amount equal to 50 basis points (0.5%) annualized, of capital (excluding reinvestments and net of redemptions) that was invested in the LLC as a result of sales of Units by [*]/Brokers (the “[*] Trailing Compensation”) as of the date of receipt of Net Recovery Proceeds (the “Receipt Date”) divided by the total amount of all such similar compensation due to all Broker-Dealers at the Receipt Date.

All terms and conditions of the Selling Agreement shall remain in full force and effect except as specifically modified by this Amendment. By signing below, [*] confirms that it and its registered representatives complied with the Selling Agreement and that it waives any breaches or defaults that IMH may have committed thereunder in connection with the matters that are the subject of this Amendment.

IN WITNESS WHEROF, the parties have executed this Amendment as of the first date written above.

[*]	Investors Mortgage Holdings, Inc.
[*]	4900 N. Scottsdale Road
[*]	Suite 5000
Scottsdale, Arizona 85251

[*]	/s/ William G. Meris
By: [*]	By: William G. Meris
Its: President	Its: President

[*] = INDICATES THAT CERTAIN INFORMATION CONTAINED HEREIN HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO 17 CFR 200.83. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.